SGI Announces Chief Financial Officer Robert J. Nikl to Retire

Mekonnen (Mack) Asrat Appointed to CFO

MILPITAS, CA -- (Marketwired - October 28, 2015) - SGI (NASDAQ: SGI), a global leader in high performance solutions for compute, data analytics and data management, today announced that Robert J. Nikl, Chief Financial Officer (CFO) and Executive Vice President of Finance, will be retiring from SGI.

Mr. Nikl has served as Executive Vice President of Finance and CFO since joining SGI in May of 2012. Nikl will continue in his CFO role until the filing of the company's quarterly report on SEC Form 10-Q for the fiscal first quarter of 2016, and will serve in an advisory capacity through the end of the calendar year.

Concurrently, the company announced the appointment of Mekonnen (Mack) Asrat to the position of Senior Vice President and CFO of SGI. Mr. Asrat currently serves as Vice President, Finance, Corporate Controller and Principal Accounting Officer of SGI and has been with the company since June 2012. Previously, he worked as Senior Director and Corporate Controller at Advantest America as well as at Verigy, Ltd. Prior to that, he held a variety of accounting and financial management roles with Agilent Technologies, Hewlett-Packard and Ernst & Young. He is a certified public accountant, actively licensed in California and holds a Masters of Professional Accounting degree from the University of Texas at Arlington and a Bachelor of Arts in Economics from the College of William and Mary.

"Bob has played a significant role in SGI's restructuring and transformation over the last three years. Among his many contributions, he built a strong team that will allow for a seamless transition. On behalf of the entire organization, I would like thank Bob for all of his hard work and dedication and wish him and his family well," said Jorge Titinger, President and CEO of SGI.

"Separately, I would like to congratulate Mack on his appointment to CFO. Having worked with Bob and myself at SGI and various other companies over the last decade, I am confident that he will maintain the high standard of financial reporting and compliance that the company enjoys today," continued Titinger.

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